UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11201 SE 8th Street, Suite 200, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (206) 621-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry Into a Material Definitive Agreement.

Amendment of Outstanding Debentures and Warrants

On December 11, 2008, Telanetix, Inc., a Delaware corporation ("we," "us," "our" or the "Company"), entered into an amendment agreement with the holders of the debentures we issued in June 2008 and August 2008 (the "PIPE Debentures"), and the warrants we issued in December 2006, February 2007, March 2008 and August 2008 (the "PIPE Warrants").

With respect to the PIPE Debentures, the parties agreed to amend the interest payment provisions to eliminate monthly interest payments at the rate of 12% per annum.  As amended, interest is payable quarterly at the rate of (i) 0% per annum from October 1, 2008 until September 30, 2009, (ii) 13.5% per annum from October 1, 2009 until September 30, 2012 and (c) 18% per annum from October 1, 2012 until maturity.

As a result of the issuance of the debenture and warrant in the December 2008 financing discussed below, the conversion price and exercise price of the PIPE Debentures and PIPE Warrants was reduced to $0.40.  However, under the amendment agreement, the parties agreed to waive the adjustment provision of the PIPE Warrants that would have increased the number of shares subject to the PIPE Warrants as a result of the issuance of the debentures and warrants in the December 2008 financing.

This summary is qualified in its entirety by reference to the amendment agreement, which is filed as an exhibit to this report and incorporated herein by this reference.

December 2008 Financing

On December 11, 2008, we entered into a debenture and warrant purchase agreement with an institutional investor and a holder of our PIPE Debentures and PIPE Warrants pursuant to which we issued a senior secured convertible debenture in the principal amount of $1.5 million, along with a warrant to purchase 456,000 shares of our common stock with an exercise price of $0.40 per share.  This financing transaction resulted in net proceeds to us of $1.5 million.  We may refer to this financing as our December 2008 financing in this report.

The following summarizes the terms of the debenture we issued in connection with our December 2008 financing:

Term:	The debenture is due and payable on June 30, 2014.
Interest:
Interest is payable quarterly at the rate of (i) 0% per annum from the original issue date until the one year anniversary of the original issue date, (ii) 12% per annum from the one year anniversary of the original issue date until the four year anniversary of the original issue date, and (iii) 18% per annum from the four year anniversary of the original issue date until the maturity date.

Principal Payment:	The principal amount, if not paid earlier, is due and payable on June 30, 2014.
Interest Payments:
We have the right to make interest payments in cash, or upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $0.40) or 85% of the average of the volume weighted average price, or VWAP, per share for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

Early Redemption:
We have the right to redeem the debenture before maturity by payment in cash of 120% of the then outstanding principal amount plus (i) accrued but unpaid interest, (ii)  an amount equal to all interest that would have accrued if the principal amount subject to such redemption had remained outstanding through the maturity date and (iv) all liquidated damages and other amounts due in respect of the debenture. To redeem the debenture we must meet certain equity conditions. The payment of the debenture would occur on the 10th day following the date we gave the holder notice of our intent to redeem the debenture. We agreed to honor any notices of conversion that we receive from the holder before the date we pay off the debenture.

Voluntary Conversion:	The debenture is convertible at anytime at the discretion of the holder at a conversion price per share of $0.40, subject to adjustment including full-ratchet, anti-dilution protection.
Forced Conversion:
Subject to compliance with certain equity conditions, we also have the right to force conversion if the VWAP for our common stock exceeds 200% of the then effective conversion price for 20 trading days out of a consecutive 30 trading day period. Any forced conversion is subject our meeting certain equity conditions and is subject to a 4.99% cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, which cap may increased to 9.99% by the holder upon not less than 61 days notice.

Covenants:
The debenture imposes certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions. The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, or failure to deliver share certificates in a timely manner. In the event of default, generally, the holder has the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130% of the amount outstanding plus accrued interest, the amount equal to all interest that would have accrued if the principal amount of the debenture had remained outstanding through the maturity date and all liquidated damages and other amounts due in respect of the debenture.

Security:	The debenture is secured by all of our assets under the terms of the amended and restated security agreement we and our subsidiaries entered into with the investors on June 30, 2008.

A copy of the press release announcing the financing transaction described above is attached as Exhibit 99.1 to this report and is incorporated herein by this reference. The summary of the financing transaction described above, and of the terms of the securities and agreements related to such transaction, is qualified in its entirety by reference to the debenture and warrant purchase agreement, the debenture and warrant, each of which is filed as an exhibit to this report and incorporated herein by this reference.

ITEM 2.03   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

ITEM 3.02    Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The institutional investor met the accredited investor definition of Rule 501 of the Securities Act. The debenture and warrant were issued in a private placement under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

The maximum number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants we issued in the December 2008 financing is, respectively, 3,750,000 and 456,000, assuming the conversion price and exercise price is the initial conversion price and exercise price at the time of conversion and/or exercise.

Item 9.01.      Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description
4.1	Senior secured convertible debenture issued in connection with the December 2008 financing
4.2	Warrant issued in connection with the December 2008 financing
10.1	Debenture and Warrant Purchase Agreement dated December 11, 2008
10.2	Amendment Agreement dated December 11, 2008
99.1	Press release issued on December 15, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: December 15, 2008	By:	/s/ J. Paul Quinn
J. Paul Quinn Chief Financial Officer